Exhibit 99.1 Press Release

JANUARY 21, 2000

For IMMEDIATE RELEASE

CONTACT:  Ruth J. Rogers, CFO and Treasurer
                       (617) 825-5555

MASSACHUSETTS FINCORP ANNOUNCES NEW DIRECTOR

Boston, MA - January 21, 2000 -- Massachusetts Fincorp, Inc. (OTCBB:MAFN), the holding company for Massachusetts Co-operative Bank announced the appointment of John Sousa to the Board of Directors as a replacement to the retirement of John B. Byrne. Mr. Sousa has served on the Board of Directors of the Bank since 1999. Mr. Sousa is currently a partner in Institutional Mortgage Acquisition Corporation, a firm that facilitates the purchase and sale of mortgage products. Mr. Sousa was previously the CEO of Commonwealth Mortgage Co., which was a preeminent mortgage-banking lender. Mr. Sousa has served twice as chairman of the Massachusetts Mortgage Bankers Association, a trade association that represents the interests of mortgage lenders in Massachusetts.

Paul C. Green, Chairman, President and CEO of the Company and the Bank made the announcement, adding, "Mr. Sousa's knowledge and experience in our marketplace has been a great asset to the Board of Massachusetts Co-operative Bank over the past year. We are looking forward to working with him as a director of Massachusetts Fincorp."